Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Keil Decker
(212) 299-2209

Media Contact:	Anu Ahluwalia
(212) 299-2439

NYMEX HOLDINGS REPORTS RECORD FIRST QUARTER RESULTS DRIVEN BY RECORD AVERAGE DAILY VOLUME OF 1.871 MILLION CONTRACTS

•	First Quarter Operating Revenues Increase 27% to $208.9 Million

•	Net Income Increases 27% to $71.2 Million

•	Reports GAAP EPS of $0.75; Excluding Merger-Related Expense EPS was $0.83

•	GAAP Pre-tax Margin of 72%; Excluding Merger-Related Costs Pre-tax Margin Was 76%

New York, N.Y., May 1, 2008 — NYMEX Holdings, Inc. (NYSE: NMX), parent company of the New York Mercantile Exchange, Inc. (NYMEX), today reported that total operating revenues for the first quarter ended March 31, 2008 rose 27% to a record $208.9 million compared to $164.2 million for the first quarter 2007. Net income for the first quarter 2008 increased 27% to a record $71.2 million compared to $56.2 million for the first quarter 2007. Diluted earnings per share for the first quarter 2008 were $0.75, based on 95.0 million shares outstanding, compared to $0.59, based on 94.8 million shares outstanding, for the first quarter 2007.

Included in the first quarter 2008 results are $7.9 million of merger- related expenses, of which approximately $6.7 million are considered non-deductible for income tax purposes, and consist primarily of professional fees incurred in connection with NYMEX’s proposed merger with CME Group Inc. (CME). Excluding these merger-related expenses, net income for the quarter ending March 31, 2008 was $78.6 million or $0.83 per diluted share, on a non-GAAP basis.

The Board of Directors approved a regular quarterly dividend of 10 cents per share to shareholders of record as of June 6, 2008, payable on June 27, 2008.

NYMEX Chairman Richard Schaeffer said, “The first quarter of 2008 was significant for NYMEX, as we have continued to strengthen our competitive position and marketplace offerings, while also improving our financial performance. Our strong financial performance is the result of growth trends in volume, strength in average rate per contract fees, and disciplined expense management. The credit risk mitigation, price discovery and risk management that our trading and clearing venues provide market participants are even more valued in the current challenging economic environment, and contribute to the growing participation in our markets and continuing strength of our business.”

Mr. Schaeffer continued, “The decision to combine with CME, which we announced on March 17, 2008, allows us to take our business and growth to a much higher level, and create value for our customers and shareholders. We believe this combination serves the best interests of NYMEX members and shareholders and all those who participate in the global commodities and derivatives markets. Other recent initiatives such as the launch of environmental contracts for The Green Exchange venture, as well as our historic alliance with LCH.Clearnet to offer futures and options contracts cleared in Europe, have strengthened our market position globally, as well as across asset classes.”

NYMEX President and Chief Executive Officer James E. Newsome stated, “During the first quarter, we continued to build on the strong fundamentals of our core business. We set electronic trading records, including COMEX gold and other metals, natural gas, heating oil, as well as overall electronic trading volume. New product innovation continues to be our strength, and in the first quarter we launched more than 40 new contracts that we believe will add volume over time, including ethanol and electricity futures contracts, a Brent crude oil options contract, and innovative crude oil futures indexes called the Crude Oil MACI and Backwardation / Contango Index. Our Dubai Mercantile Exchange venture in the Middle East has been growing in open interest each month, recently reaching 14,000. We continue to make great progress toward launch in mid-2008 of our new and distinct slate of OTC and futures products for clearing through LCH.Clearnet. We are also excited by the rapid development of trading and addition of new partners in The Green Exchange venture, which launched contracts on March 17.”

First Quarter Results

Clearing and transaction fees rose 30% for the first quarter 2008 to $179.1 million compared to $138.2 million for the year ago period. Market data fees increased 13% for the first quarter 2008, to $26.2 million versus $23.1 million for the first quarter 2007. A new fee schedule for each of the NYMEX and COMEX Divisions became effective on January 1, 2008, and an increase in market data fees became effective on February 1, 2008.

Average daily volume was a record 1.871 million contracts during the first quarter 2008, a 24% increase over the first quarter of 2007. NYMEX electronic trading volume on CME Globex averaged 814,306 contracts per day and represented a 36% increase over first quarter 2007 electronic trading volume. NYMEX floor-traded energy futures and options averaged 236,894 contracts a day for the first quarter of 2008, versus 329,524 contracts per day for the same period of 2007. COMEX electronic trading volume on CME Globex averaged 204,899 contracts per day, an increase of 127% over first quarter 2007 electronic trading volume. COMEX metals open outcry average daily volume was 47,828 contracts for the first quarter of 2008, versus 55,808 contracts per day for the same period of 2007. Average daily volume on NYMEX ClearPort was 462,544 contracts in the first quarter of 2008, as compared to 373,357 contracts in the same period of 2007. The remaining average daily volume of 104,597 per day consisted of other transactions which includes position transfers and exchanges.

Total operating expenses, excluding direct transaction costs of $28.1 million and merger-related expenses of $7.9 million, decreased 10% to $40.0 million for the first quarter of 2008, compared to $44.4 million for the same period in 2007. This decrease was the result of the management team’s ongoing disciplined expense management.

Income before provision for income taxes was $134.4 million for the first quarter 2008, compared to $99.7 million for the first quarter 2007. Pre-tax margin, defined as income before provision for income taxes divided by operating revenues, investment income and interest income from securities lending (net of interest expense/fees from securities lending and direct transaction costs), was 72% in the first quarter 2008, compared to 68% in first quarter 2007. Excluding merger-related expenses, pre-tax margin was 76% for the first quarter of 2008.

Investor Conference Call / Webcast Details

NYMEX will hold a conference call to discuss 2008 first quarter results today, May 1, 2008 at 8:00 AM Eastern Time. Those wishing to participate in the conference call can dial (800) 299-0148 (U.S. and Canada) or (617) 801-9711 (International), using the confirmation code 91241097. A live audio webcast of the call will also be available on the Investor Relations section of the NYMEX website at http://investor.nymex.com. An archived version of the conference call will also be available within approximately 90 minutes of the conclusion of the call.

About NYMEX Holdings, Inc.

NYMEX Holdings, Inc. (NYSE:NMX) is the parent company of the New York Mercantile Exchange, Inc., the world’s largest physical commodities exchange, offering futures and options trading in energy and metals contracts and clearing services for more than 400 off-exchange contracts. Through a hybrid model of open outcry floor trading and electronic trading on CME Globex® and NYMEX ClearPort®, NYMEX offers crude oil, petroleum products, natural gas, coal, electricity, gold, silver, copper, aluminum, platinum group metals, emissions, and soft commodities contracts for trading and clearing virtually 24 hours each day. Further information about NYMEX Holdings, Inc. and the New York Mercantile Exchange, Inc. is available on the NYMEX website at http://www.nymex.com.

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Forward Looking and Cautionary Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to our future performance, operating results, strategy, and other future events. Such statements generally include words such as could, can, anticipate, believe, expect, seek, pursue, and similar words and terms, in connection with any discussion of future results. Forward-looking statements involve a number of assumptions, risks, and uncertainties, any of which may cause actual results to differ materially from the anticipated, estimated, or projected results referenced in forward-looking statements. In particular, the forward-looking statements of NYMEX Holdings, Inc., and its subsidiaries are subject to the following risks and uncertainties: the success and timing of new futures contracts and products; changes in political, economic, or industry conditions; the unfavorable resolution of material legal proceedings; the impact and timing of technological changes and the adequacy of intellectual property protection; the impact of legislative and regulatory actions, including without limitation, actions by the Commodity Futures Trading Commission; and terrorist activities and international hostilities, which may affect the general economy as well as oil and other commodity markets. We assume no obligation to update or supplement our forward-looking statements.

(Tables Follow)

NYMEX HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(in thousands, except for share data)

	Three Months Ended March 31,
	2008	2007
Operating Revenues
Clearing and transaction fees	$179,051	$138,177
Market data fees	26,213	23,137
Other, net	3,611	2,912

Total operating revenues	208,875	164,226

Operating Expenses
Direct transaction costs	28,083	24,102
Salaries and employee benefits	19,976	21,038
Occupancy and equipment	5,760	5,943
Depreciation and amortization, net of deferred credit amortization	3,458	3,531
General and administrative	4,621	4,697
Professional services	3,126	4,186
Telecommunications	1,250	1,423
Marketing	1,350	1,933
(1) Other expenses	8,363	1,661

Total operating expenses	75,987	68,514

Operating income	132,888	95,712

Non-Operating Income and Expenses
Investment income	3,614	6,707
Interest income from securities lending	7,768	29,406
Interest expense/fees from securities lending	(6,048)	(28,889)
Interest expense	(1,586)	(1,612)
Losses from unconsolidated investments	(2,210)	(1,643)

Total non-operating income and expenses	1,538	3,969

Income before provision for income taxes	134,426	99,681
Provision for income taxes	63,241	43,461

Net income	$71,185	$56,220

Earnings per Share
Basic	$0.75	$0.60

Diluted	$0.75	$0.59

Weighted Average Number of Common Shares Outstanding
Basic	94,780,000	94,450,000

Diluted	94,964,000	94,808,000

(1)	Included in other expenses are $7.9 million of merger-related expenses incurred in connection with the proposed merger with CME Group Inc.

NYMEX HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	(Unaudited) March 31, 2008	December 31, 2007
Assets
Cash and cash equivalents	$2,631	$3,296
Collateral from securities lending program	819,618	842,444
Marketable securities, at market value	554,822	461,142
Clearing and transaction fees receivable, net of allowance for member credits	66,879	38,443
Prepaid expenses	8,628	8,786
Margin deposits and guaranty funds	28,131	170,192
Other current assets	21,208	34,097

Total current assets	1,501,917	1,558,400

Property and equipment, net	176,485	176,471
Goodwill and indefinite-lived intangible asset	307,125	307,125
Long-term investments	161,005	178,036
Other assets	7,077	7,121

Total assets	$2,153,609	$2,227,153

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$20,228	$15,723
Accrued salaries and related liabilities	9,212	17,107
Payable under securities lending program	827,395	847,581
Margin deposits and guaranty funds	28,131	170,192
Income tax payable	47,333	2,704
Other current liabilities	43,492	31,122

Total current liabilities	975,791	1,084,429

Grant for building construction deferred credit	103,485	104,021
Long-term debt	77,464	77,464
Retirement obligation	11,995	12,038
Other liabilities	12,773	23,646

Total liabilities	1,181,508	1,301,598

Total stockholders’ equity	972,101	925,555

Total liabilities and stockholders’ equity	$2,153,609	$2,227,153

Non-GAAP Reconciliation

The Company evaluates its financial performance using various measures. One measure is to exclude one-time gains and losses from its results to arrive at a pro forma earnings per share amount. Pro forma earnings per share is a non-GAAP (generally accepted accounting principles) performance measure, however, the Company believes that it is useful to assist investors in gaining an understanding of the trends and operating results of the Company’s business. Pro forma earnings per share should be viewed in addition to, and not in lieu of, the Company’s reported results under U.S. GAAP.

During the first quarter of 2008, the Company recorded $7.9 million of merger-related expenses, of which approximately $6.7 million are considered non-deductible for income tax purposes. These costs were incurred in connection with the Company’s proposed merger with CME Group Inc. and are recorded in other expenses under the caption “Operating Expenses” on its consolidated statements of income. The following is a reconciliation of U.S. GAAP results to pro forma results for the periods presented:

(in thousands, except share amounts)
Three Months Ended March 31, 2008
Net income	$71,185
Add: Merger-related expenses, net of tax effect	7,405

Pro forma net income	$78,590

Earnings per common share on net income:
Basic	$0.75

Diluted	$0.75

Pro forma earnings per common share on pro forma net income:
Pro forma basic	$0.83

Pro forma diluted	$0.83

Weighted average common shares outstanding:
Basic	94,780,000

Diluted	94,964,000

	Q1 2008	Q4 2007	Q3 2007	Q2 2007	Q1 2007
Trading Days	61	64	63	63	61

Average Daily Volume (round turns, in thousands)

	Q1 2008	Q4 2007	Q3 2007	Q2 2007	Q1 2007
NYMEX Floor	237	229	229	257	330
NYMEX Electronic	814	704	687	608	597

COMEX Floor	48	42	36	42	56
COMEX Electronic	205	147	114	101	90

NYMEX ClearPort	463	310	351	309	373

Other	104	107	74	79	68

Total	1,871	1,539	1,491	1,396	1,513

Gross Clearing and Transaction Revenue (in thousands)

	Q1 2008	Q4 2007	Q3 2007	Q2 2007	Q1 2007
NYMEX Floor	$23,040	$21,517	$20,824	$19,966	$23,664
NYMEX Electronic	65,695	54,243	54,285	50,520	43,271

COMEX Floor	4,787	3,948	3,072	3,249	4,244
COMEX Electronic	20,373	14,572	10,786	9,791	8,253

NYMEX ClearPort	53,375	38,217	46,905	44,281	49,609

Other	11,780	12,433	9,387	9,583	9,136

Total	$179,051	$144,930	$145,259	$137,390	$138,177

Net Rates Per Contract

	Q1 2008	Q4 2007	Q3 2007	Q2 2007	Q1 2007
NYMEX Floor	$1.59	$1.47	$1.45	$1.23	$1.18
NYMEX Electronic	1.05	0.92	0.97	1.02	0.89

COMEX Floor	1.64	1.46	1.34	1.24	1.25
COMEX Electronic	1.36	1.26	1.16	1.19	1.20

NYMEX ClearPort	1.50	1.51	1.67	1.72	1.66

Other	1.85	1.81	2.02	1.92	2.19

Total Net RPC	1.32	1.23	1.28	1.29	1.24

Direct Cost	0.25	0.24	0.27	0.28	0.26

Gross RPC	$1.57	$1.47	$1.55	$1.56	$1.50

Note: any differences in above tables are due to rounding